UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

_____________________________

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First Watch Restaurant Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
April 11, 2022
Dear First Watch Restaurant Group, Inc. Stockholder:
We are pleased to invite you to join us at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (the “Company” or “First Watch”), our first annual meeting as a public company, to be held at 9:00 a.m. Eastern Time on Tuesday, May 24, 2022 by means of a live, virtual-only online webcast.
The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon during the Annual Meeting. At the meeting, we also will provide an opportunity for you to ask questions pertaining to our business.
Whether you own a few or many shares of First Watch stock and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented at the Annual Meeting. Your vote is important and we ask that you please cast your vote as soon as possible.
The Board of Directors recommends that you vote FOR the election of all the Class I director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2022 fiscal year. Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.
Sincerely,
Chris Tomasso
President and Chief Executive Officer

First Watch Restaurant Group, Inc.
8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of First Watch Restaurant Group, Inc.:
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) will be held at 9:00 a.m. Eastern Time on Tuesday, May 24, 2022 by means of a live, virtual-only online webcast for the following purposes, as more fully described in the accompanying proxy statement:
(1)To elect two Class I directors of the Company, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal;
(2)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2022 fiscal year; and
(3)To transact any other business that is properly presented during the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on March 28, 2022, the record date, are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. As more fully described in the accompanying proxy statement, you may revoke your proxy and reclaim your right to vote at any time prior to its use.

Sincerely,
Jay Wolszczak
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2022

The accompanying proxy statement and the 2021 Annual Report on Form 10-K are available at:
https://www.proxyvote.com

ACCESS TO THE 2022 VIRTUAL-ONLY ANNUAL MEETING

The Annual Meeting will be conducted virtually over the Internet by means of a live audio webcast. The Company will not conduct an in-person meeting of stockholders in 2022. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 28, 2022, the record date, or hold a valid proxy for the meeting.
You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/FWRG2022. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. You will find more information on the matters for voting on the following pages. If you are a stockholder of record, you may vote by Internet, by telephone, by mail, or during the Annual Meeting. If you are a beneficial owner, please follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, and direct such organization to vote your shares in accordance with your instructions. A beneficial holder may also attend the Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote during the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares during the Annual Meeting.
As part of the registration process, you must enter the 16-digit control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting fifteen minutes prior to the Annual Meeting at www.virtualshareholdermeeting.com/FWRG2022. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time.
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Our Annual Meeting will be held at 9:00 a.m. Eastern Time on Tuesday, May 24, 2022 by means of a live, virtual-only online webcast.
Only stockholders of record as of the close of business on March 28, 2022 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 59,048,446 shares of common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding and entitled to vote during the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our Form 10-K for the year ended December 26, 2021, to our stockholders via Internet. On or about April 11, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that contains instructions on how to access our proxy materials on the Internet and how to vote. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice of Internet Availability.
All references in this Proxy Statement to “we,” “us” and “our” refer to First Watch Restaurant Group, Inc. All references to fiscal 2021 reflect the results of the 52-week fiscal year ended December 26, 2021.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
What is the purpose of our Annual Meeting?
Our Annual Meeting will be held for the following purposes:
(1)To elect two Class I directors, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal. We refer to this as the “Director Election Proposal.”
(2)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2022 fiscal year. We refer to this as the “Auditor Ratification Proposal.”
(3)To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
In addition, senior management will respond to your questions pertaining to the business of the Company.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability because the

Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 11, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How can I attend the Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the Annual Meeting.
The Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/FWRG2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card, on the notice you receive from your broker, bank or other intermediary or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. A beneficial holder may also attend the Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote during the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares during the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. You will find more information on the matters for voting on the following pages.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending or having to attend the meeting, please follow the instructions for Internet or telephone voting on the Notice of Internet Availability. If you request printed copies of the of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the meeting.
What are the voting rights of First Watch stockholders?
Each stockholder of Common Stock is entitled to one vote per share on each of the two Class I director nominees and one vote per share on each other matter properly presented at the Annual Meeting for each share of Common Stock owned by that stockholder on the Record Date.
What is the difference between holding shares as a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name through Computershare Trust Company, N.A., the Company’s transfer agent, you are considered a “stockholder of record.” If your shares are held in a brokerage account, bank or through another intermediary, you are considered a “street name” holder.
What constitutes a quorum?
The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. If you submit a properly executed proxy or voting instruction card or properly cast your vote via Internet, or by telephone, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. Under Delaware law, we also will consider as present for purposes of determining whether a quorum exists any abstentions and any shares represented by “broker non-votes.”
How do I vote?
You can vote in any of the following ways. Please check your proxy card or contact your broker for voting instructions.
If your shares are registered in your name (as a stockholder of record)
To vote by Internet or telephone: Log on to the website or call the toll-free number set forth in the notice of meeting mailed to you and follow the instructions.
To vote by mail: If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
To vote during the meeting: Withdraw your early proxy and vote at the Annual Meeting via the Internet.
If your shares are held in “street name”
You should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), the Director Election Proposal is non-routine and, as such, a broker does not have the discretion to vote on the Director Election Proposal if such broker has not received instructions from the beneficial owner of the shares represented. The Auditor Ratification Proposal is considered a routine proposal and may be voted in the absence of instructions.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a registered holder of shares, you may vote again on a later date by telephone or via Internet, by submitting a subsequently dated proxy by mail or by attending the meeting and voting during the meeting (only your latest proxy submitted prior to the meeting will be counted). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name, you must contact your broker to revoke your proxy and change your vote.
What vote is required to approve each proposal at the Annual Meeting?
Proposal 1—Director Election Proposal.
The vote required to elect our two Class I directors, each for a term of three years or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote for or against a director nominee because directors are elected by plurality voting. There will not be any abstentions, and broker non-votes will have no effect on the election of directors. Director nominees who receive the greatest number of affirmative votes will be elected. In an uncontested election where the number of nominees equals the number of director seats up for election, all the nominees will be elected as long as there is a quorum and they receive at least one vote.
Proposal 2—Auditor Ratification Proposal.
The vote required to approve the Auditor Ratification Proposal is the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Because brokers have discretionary authority to vote on this proposal, there will be no broker non-votes on this proposal.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•FOR Proposal 1: Director Election Proposal; and
•FOR Proposal 2: Auditor Ratification Proposal.
How will the persons named as proxies vote?
If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.
With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.
Who will pay for the cost of soliciting proxies?
We will pay for the cost of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of Common Stock held of record by them.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL

Our Board currently consists of eight directors divided into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Class I directors serve for a term expiring at the 2022 Annual Meeting of Stockholders, Class II directors serve for a term expiring at the 2023 Annual Meeting of Stockholders and Class III directors serve for a term expiring at the 2024 Annual Meeting of Stockholders. At this Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, or until their successors have been duly elected and qualified.
Director Independence and Controlled Company Exemption
Following the closing of the Company’s initial public offering on October 5, 2021 (“IPO”), Advent International Corporation (“Advent”) beneficially owns approximately 79% of the voting power of our Common Stock. As a result, we are considered a “controlled company” within the meaning of Nasdaq rules. Under such rules, “controlled companies” are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. On this basis, we have availed ourselves of the “controlled company” exemption under the corporate governance rules of Nasdaq. Accordingly, we are not required to have a majority of “independent directors” on our Board as defined under the rules of Nasdaq nor are we required to have a Compensation Committee and a Nominating and Corporate Governance Committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the Audit Committee, which require that our Audit Committee be composed of at least three members, a majority of whom must be independent within 90 days of listing and each of whom must be independent within one year of listing. We currently have three independent directors on our Audit Committee. Mr. White, based on his affiliation with Advent noted below, does not qualify as independent for purposes of serving on the Audit Committee under the applicable Nasdaq and SEC rules. We expect to have an Audit Committee composed entirely of directors who are independent for such purposes within one year of listing, as required under applicable law. If at any time we cease to be a “controlled company” under the rules of Nasdaq, our Board will take all action necessary to comply with Nasdaq corporate governance rules, including, as applicable, ensuring that our Audit Committee is composed entirely of independent directors, subject to any permitted “phase-in” periods.
Notwithstanding the availability of the controlled company exemption, our Board is composed of a majority of independent directors, other than Christopher A. Tomasso, our President and CEO, and Kenneth L. Pendery, Jr., our Chairman Emeritus. Our Board has affirmatively determined that each of Ralph Alvarez, Julie M.B. Bradley, Tricia Glynn, Lisa Price, William Kussell and Michael White are independent directors under the applicable rules of Nasdaq.
Our Board of Directors and Nominees
Our Class I directors are William Kussell and Lisa Price, our Class II directors are Julie M.B. Bradley, Kenneth L. Pendery, Jr. and Michael White; and our Class III directors are Ralph Alvarez, Tricia Glynn and Christopher A. Tomasso.
Our Board is recommending that William Kussell and Lisa Price, our Class I directors, be re-elected to serve for a three-year term until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. If William Kussell or Lisa Price become unavailable for any reason, including a situation which is not anticipated, substitute nominees may be proposed by the Board, and any shares represented by proxy will be voted for the substitute nominee, unless the Board reduces the number of directors.

The following table sets forth certain information concerning the nominees for Class I directors and each of the other members of the Board:

	Class	Age	Position	Director Since	Current Term Expires
Directors with Term expiring at the Annual Meeting/Nominee
William Kussell...........................	I	63	Director	2019	2022
Lisa Price.....................................	I	59	Director	2020	2022
Continuing Directors
Ralph Alvarez..............................	III	66	Director and Chairman of the Board	2019	2024
Julie M.B. Bradley.......................	II	53	Director	2020	2023
Tricia Glynn.................................	III	41	Director	2017	2024
Kenneth L. Pendery, Jr.................	II	68	Director and Chairman Emeritus	2017	2023
Christopher A. Tomasso...............	III	51	President, Chief Executive Officer and Director	2019	2024
Michael White..............................	II	34	Director	2019	2023

Class I Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting
William Kussell
Mr. Kussell has served as a director since December 2019. He has served as an operating partner of Advent since February 2010. Mr. Kussell served as chairman of the board of directors of Bojangles’, Inc. from August 2011 to January 2019, and as a director of Extended Stay America, Inc. from June 2010 until June 2016.
Mr. Kussell’s qualifications to serve on our Board include his extensive management expertise and leadership experience on boards of directors across multiple industries.
Lisa Price
Ms. Price has served as a director since September 2020. Ms. Price founded haircare and beauty products company Carol’s Daughter in 1993, which was acquired by L’Oreal in 2014. Ms. Price continues to hold an executive role helping with product development, marketing and creative direction.
Ms. Price’s qualifications to serve on our Board include her extensive management experience and leadership expertise.
Class II Directors Continuing in Office Until the 2023 Annual Meeting
Julie M.B. Bradley
Ms. Bradley has served as a director since January 2020. Ms. Bradley served as chief financial officer, chief accounting officer and treasurer of TripAdvisor, Inc. from 2011 to 2015. Ms. Bradley served as a director of Constant Contact, Inc. from 2015 to 2016, as a director of Wayfair Inc. from 2012 to May 2021, and as a director of Blue Apron Holdings, Inc. from 2015 to October 2020. Ms. Bradley currently serves as a director of GoodRx Holdings, Inc. since August 2020 and of ContextLogic Inc. since October 2020.
Ms. Bradley’s qualifications to serve on our Board include her extensive operational and financial management and leadership expertise in public companies.

Kenneth L. Pendery, Jr.
Mr. Pendery has served as a director since August 2017 and as Chairman Emeritus of our Board since December 2019. He also served as a director of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, from October 1994 to June 2021 and served as executive chairman of First Watch Restaurants, Inc. from June 2018 to January 2020. In addition, Mr. Pendery previously served as chief executive officer of First Watch Restaurants, Inc. from May 1999 until June 2018 and has been a key leader of First Watch Restaurants, Inc. for over 35 years.
Mr. Pendery’s qualifications to serve on our Board include his broad management, investment, and corporate strategy expertise.
Michael White
Mr. White has served as a director since April 2019. He has served as principal of Advent since January 2021. Mr. White has served as a director of Olaplex, Inc. since January 2020 and Orveon, Inc. since December 2021. Previously, Mr. White served as vice president of Advent from January 2019 to January 2021 and vice president of TPG Inc. from August 2016 to December 2018.
Mr. White’s qualifications to serve on our Board include his extensive investment and management expertise.
Class III Directors Continuing in Office Until the 2024 Annual Meeting
Ralph Alvarez
Mr. Alvarez has served as a director and as chairman of the Board since December 2019. Mr. Alvarez has served as an operating partner of Advent since July 2017. Previously, Mr. Alvarez served as the executive chairman of Skylark Co., Ltd. from January 2013 to March 2018, as a director of Realogy Holdings Corp. from August 2013 until May 2018 and as a director of Dunkin’ Brands Group from May 2012 until December 2020. Mr. Alvarez currently serves as a director of Lowe’s Companies, Inc., Traeger, Inc. and Eli Lilly & Company.
Mr. Alvarez’s qualifications to serve on our Board include his extensive management expertise and leadership experience on several boards of directors across multiple industries.
Tricia Glynn
Ms. Glynn has served as a director since August 2017. Ms. Glynn has also served as a managing director of Advent since October 2016 and as a director of Olaplex, Inc. since January 2020 and Orveon, Inc. since December 2021. Previously, she served as principal of Bain Capital Private Equity from August 2004 to July 2016. Ms. Glynn served as a director of lululemon athletica inc. from August 2017 to June 2021 and of Burlington Stores, Inc. from August 2012 to June 2018.
Ms. Glynn’s qualifications to serve on our Board include her extensive management, investment, and leadership expertise in public companies.
Christopher A. Tomasso
Mr. Tomasso has served as a director since December 2019, and has served as our President and Chief Executive Officer since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, president and chief executive officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as chief marketing officer of First Watch Restaurants, Inc. from August 2006 to December 2015.
Mr. Tomasso’s qualifications to serve on our Board include his extensive management, investment, marketing, and corporate strategy expertise.

Vote Required and Board Recommendation
The vote required to elect our two Class I directors, each for a three-year term expiring at the 2025 Annual Meeting or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board recommends that you vote “FOR” the election of each of the Class I director nominees.
Failure to Receive Majority Vote
Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election who fails to receive a majority of the votes cast at a stockholder meeting must tender to the Board his or her resignation from the Board and all committees thereof. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will then assess the appropriateness of such nominee continuing to serve as a director and shall recommend to the Board the action to be taken with respect to such tendered resignation. Any director who tenders his or her resignation pursuant to this provision may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. In determining whether or not to recommend that the Board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors believed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Ethics and Business Conduct
Our Board is committed to sound corporate governance principles and practices. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board adopted a Code of Ethics and Business Conduct applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. A copy of our Code of Ethics and Business Conduct is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Code of Ethics and Business Conduct by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the duties and responsibilities of the Board; director independence; Board leadership structure; executive sessions; Chief Executive Officer evaluations; management development and succession planning; director nomination, qualification and election; director orientation and continuing education; stock ownership guidelines; Board agendas, materials, information and presentations; director access to senior managers and independent advisers; Board communication with stockholders and others; standing Board committees; director compensation; and annual board and committee performance evaluations. A copy of our Corporate Governance Guidelines is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Corporate Governance Guidelines by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Board of Directors
The business and affairs of the Company are managed by or under the direction of the Board. The Board is currently composed of eight members.
The Board held four (4) meetings and acted by written consent without a meeting on six (6) occasions during the fiscal year ended December 26, 2021. In 2021, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.
Board Committees
Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.
The standing committees of our Board currently include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.
Audit Committee
Ralph Alvarez, Julie M.B. Bradley, William Kussell and Michael White serve on the Audit Committee. Messrs. Alvarez and Kussell and Ms. Bradley each qualify as an Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Ms. Bradley serves as Chairperson of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The charter contains a detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out. The Audit Committee’s charter is available on our website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Committee Charters.” The Board has affirmatively determined that Messrs. Alvarez and Kussell and Ms. Bradley each meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. We expect to have an Audit Committee composed entirely of directors who are independent for such purposes within one year of listing, as required under applicable law. The Audit Committee held six (6) meetings and did not act by written consent without a meeting during the year ended December 26, 2021.
The primary purposes of the Audit Committee are to produce the annual report of the Audit Committee required by the rules of the SEC and assist the Board in its oversight of the accounting and financial reporting processes of the Company and the Company’s compliance with legal and regulatory requirements, including:
•audits of our financial statements;
•the integrity of our financial statements;
•our processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent auditor, and the independent auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and
•the performance of our internal audit function.
Compensation Committee
Ralph Alvarez and Tricia Glynn serve on the Compensation Committee. Ms. Glynn serves as the Chairperson of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. The charter contains a detailed description of the scope of the Compensation Committee’s responsibilities and how they will be carried out. The Compensation Committee’s charter is available on our website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Committee Charters.” The Compensation Committee may delegate any of its responsibilities to one or more subcommittees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee held one (1) meeting and acted by written consent without a meeting once during the fiscal year ended December 26, 2021.
The primary purposes of the Compensation Committee are to produce the annual report of the Compensation Committee required by the rules of the SEC and to assist the Board in overseeing our employee compensation policies and practices, including:
•determining, approving and recommending to the Board for its approval executive officer compensation arrangements, plans, policies and programs; and
•reviewing, approving, and recommending to the Board for its approval Company-wide and executive bonuses plans or programs and equity-based compensation plans.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. In addition, members of our senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Compensation Committee, which will review and, as appropriate, approve the compensation recommendations.
Nominating and Corporate Governance Committee
Ralph Alvarez, Tricia Glynn and Lisa Price serve on the Nominating and Corporate Governance Committee. Ms. Glynn serves as the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The charter contains a detailed description of the scope of the Nominating and Corporate Governance Committee’s responsibilities and how they will be carried out. The Nominating and Corporate Governance Committee’s charter is available on our website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Committee Charters.” The Nominating and Corporate Governance Committee did not hold any meetings and did not act by written consent without a meeting during the fiscal year ended December 26, 2021.
The primary purposes of the Nominating and Corporate Governance Committee are to recommend candidates for appointment to the Board and to assist the Board in its oversight of the Company’s corporate governance practices, including:
•identifying and screening individuals qualified to serve as directors, and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
•developing, recommending to the Board and reviewing the Company’s Corporate Governance Guidelines;
•coordinating and overseeing the annual self-evaluation of the Board and its committees; and
•reviewing on a regular basis the overall corporate governance of the Company and recommending improvements for approval by the Board where appropriate.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during the year ended December 26, 2021 were Ralph Alvarez and Tricia Glynn. During fiscal 2021, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.
Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).
We have entered into indemnification agreements with each of our executive officers and directors prior to the completion of our IPO. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Board Leadership
The Board does not have a fixed policy regarding the separation of the offices of Chair of the Board and Chief Executive Officer, and believes that it should maintain the flexibility to select the Chair of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. Pursuant to our Corporate Governance Guidelines, when the Chair and the Chief Executive Officer are the same individual, or when the Chair otherwise does not qualify as an independent director, the independent directors may select a Lead Independent Director from among the independent directors with such responsibilities as determined by the Board.
Currently, the positions of Chairman of the Board and Chief Executive Officer are separated and we have an independent Chairman. The positions of Chairman of the Board, and President and Chief Executive Officer are currently held by Ralph Alvarez and Chris Tomasso, respectively. The Chairman of the Board, in addition to setting board meeting agendas and chairing board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its oversight functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Board Oversight of Enterprise Risk
The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance, and cybersecurity, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.
Director Independence
Our Board has determined that six of our directors, Ralph Alvarez, Julie M.B. Bradley, Tricia Glynn, William Kussell, Lisa Price and Michael White, qualify as “independent” directors within the meaning of the independent director guidelines of Nasdaq and applicable SEC rules. The Nasdaq independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. In reviewing the independence of Ralph Alvarez, William Kussell, Tricia Glynn and Michael White, our Board considered their roles at Advent and determined that this did not impair independence.
Anti-Hedging and Anti-Pledging Policies
The Company has policies prohibiting each director, officer, key employees and each such person’s spouse, minor children and anyone else living in such person’s household, partnerships in which such person is a general partner, trusts of which such person is a trustee, estates of which such person is an executor and other equivalent legal entities that such person controls, from (i) trading in options, puts and calls or similar instruments on securities of the Company, including shares of Common Stock or preferred stock and warrants (“First Watch Securities”), or selling First Watch Securities “short,” (ii) pledging First Watch Securities or holding First Watch Securities in a margin account, (iii) purchasing a financial instrument or entering into any transaction that is designed to hedge or otherwise offset declines in the market value of First Watch Securities, and (iv) placing standing or limit orders on First Watch Securities outside of a properly established Rule 10b5-1 plan or outside of the three business day period following pre-clearance approval under the Company’s insider trading policy.

Board Diversity
The following table sets forth certain diversity statistics concerning the members of the Board:

Board Diversity Matrix (as of April 11, 2022)
Total Number of Directors: 8

	Female	Male
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black	1	-
Hispanic or Latinx	-	1
White	2	4

Communications with the Company and the Board
Stockholders may communicate with the Company through its Investor Relations Department by writing to: Investor Relations, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201.
Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to First Watch Restaurant Group, Inc. Board of Directors, Attn: Secretary, 8725 Pendery Place, Ste. 201, Bradenton, FL 34201. The Secretary will forward all such communications directly to our Board, such Board committee, such individual director or such group of directors, as applicable.
Stockholder Proposals for the 2023 Annual Meeting
Under our bylaws, to be timely, notice of any stockholder proposal to be considered at the 2023 Annual Meeting of Stockholders, including nominations of persons for election to our Board and other business, must be delivered to or mailed and received at the principal executive officers of the Company not earlier than the open of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2023 Annual Meeting, such a proposal must be received on or after January 24, 2023, but not later than February 23, 2023. However, in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the open of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement by the Company of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.
The deadline for any stockholder proposal to be eligible for inclusion in our proxy statement related to the 2023 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 12, 2022.
Stockholder Director Nominations
The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at 8725 Pendery Place #201, Bradenton, FL 34201, Attn: Secretary.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers as of April 11, 2022.

Name	Age	Position
Christopher A. Tomasso	51	President, Chief Executive Officer and Director
Henry Melville Hope, III	61	Chief Financial Officer and Treasurer
Jay Wolszczak	53	General Counsel and Secretary
Eric Hartman	49	Chief Development Officer
John Daniel Jones	43	Chief Operations Officer
Calum Middleton	42	Chief Strategy Officer
Laura Sorensen	49	Chief People Officer

Executive Officers
Christopher A. Tomasso
Mr. Tomasso has served as a director since December 2019, and has served as our President and Chief Executive Officer since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, president and chief executive officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as chief marketing officer of First Watch Restaurants, Inc. from August 2006 to December 2015.
Henry Melville Hope, III
Mr. Hope has served as our Chief Financial Officer and Treasurer since December 2019. Mr. Hope has also served as chief financial officer, executive vice president and treasurer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since July 2018 and as a director of First Watch Restaurants, Inc. since June 2021. Prior to joining us, Mr. Hope served as managing director and chief operating officer of Genesis Real Estate Advisers, LLC from March 2016 to August 2018, as managing director of Blue Plate Development and Consulting, LLC from May 2014 to February 2016 and as chief financial officer of Popeyes Louisiana Kitchen, Inc. from February 2008 to May 2014.
Jay Wolszczak
Mr. Wolszczak has served as our General Counsel and Secretary since December 2019. Mr. Wolszczak has also served as chief legal officer, general counsel and secretary of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since May 2018. Previously, Mr. Wolszczak worked at Hard Rock Café International (USA), Inc. from October 1997 to April 2018 where he most recently served as general counsel.
Eric Hartman
Mr. Hartman has served as Chief Development Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since November 2016. In addition, Mr. Hartman founded the business SEVA Development Services LLC and served as its president from January 2014 to November 2016, and worked at Bloomin’ Brands, Inc. from August 2001 to January 2014 where he most recently served as vice president of real estate and development.
John Daniel Jones
Mr. Jones has served as our Chief Operations Officer since October 2021. Prior thereto, Mr. Jones served as chief operating officer of CAVA Mezze Grill from August 2016 to September 2021 and worked at Starbucks Coffee Co. from August 2002 to August 2016, where he most recently served as regional director of operations.

Calum Middleton
Mr. Middleton has served as Chief Strategy Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since June 2021. Mr. Middleton also served as senior vice president of finance of First Watch Restaurants, Inc. from January 2019 to June 2021 and vice president of finance from February 2018 to January 2019 and director of financial planning & analysis of First Watch Restaurants, Inc. from March 2015 to February 2018. Prior to joining us, he worked at Star2Star Communications, LLC from November 2012 to January 2015 where he most recently served as senior vice president of financial planning and analysis.
Laura Sorensen
Ms. Sorensen has served as Chief People Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since August 2016. Prior to joining us, Ms. Sorensen worked at Darden Restaurants from June 2010 to August 2016 where she most recently served as senior vice president of human resources for LongHorn Steakhouse.

EXECUTIVE COMPENSATION

Overview and Identification of the NEOs

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the compensation tables below with respect to our “named executive officers,” or “NEOs.” We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and have included compensation information for a limited number of NEOs as permitted under applicable SEC rules, including our principal executive officer and our two most highly compensated executive officers serving as of December 26, 2021, the end of our 2021 fiscal year. We have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.
Our NEOs for fiscal 2021 were:
•Christopher A. Tomasso, President and Chief Executive Officer
•Henry Melville Hope, III, Chief Financial Officer
•Eric Hartman, Chief Development Officer
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of First Watch for services rendered to First Watch in all capacities for the fiscal year indicated.

Name and Principal Position	Year	Salary ($) (1)	Non-equity incentive plan compensation ($) (2)	Option awards ($)	All other Compensation ($) (3)	Total ($)
Christopher A. Tomasso,	2021	468,394	843,109	—	23,301	1,334,804
President and Chief Executive Officer	2020	439,104	201,309	—	24,161	664,574
Henry Melville Hope, III,	2021	385,584	647,781	—	20,048	1,053,413
Chief Financial Officer	2020	369,442	157,229	—	15,677	542,348
Eric Hartman,	2021	376,543	632,593	—	20,810	1,029,946
Chief Development Officer	2020	365,862	155,658	—	18,297	539,817
____________________________
(1) Salary represents the amounts earned in fiscal 2021 and 2020, pursuant to the terms of each NEO’s employment agreement, respectively. See “Employment Agreements” below.
(2) Amounts reflect the cash bonuses earned in fiscal 2021 and 2020. See “Annual Cash Bonus” below.
(3) Payments to our NEOs included in the “All Other Compensation” column for fiscal 2021 include the following:

Name	Year	Life insurance premiums ($)	401 (k) employer match ($)	Long term disability benefit ($)	Health insurance premiums ($)	Executive physical services ($)	Post-closing payment ($) (1)	Total ($)
Christopher A. Tomasso	2021	1,350	4,500	3,721	8,110	4,500	1,120	23,301 24,161
	2020	5,902	4,513	1,361	7,885	4,500	—	24,161
Henry Melville Hope, III	2021	1,350	—	6,088	8,110	4,500	—	20,048
	2020	900	—	2,392	7,885	4,500	—	15,677
Eric Hartman	2021	1,350	2,987	3,605	8,110	4,500	258	20,810
	2020	900	3,702	1,310	7,885	4,500	—	18,297

_____________________________
(1) Amounts reflect the amounts payable to the NEOs in their capacity as optionholders as credit for certain net operating loss or FICA tip credit carryforwards pursuant to the terms of the merger agreement dated as of July 25, 2017 through which we were acquired by funds affiliated with or managed by Advent.
Narrative Disclosure to Summary Compensation Table
For fiscal 2021, the principal elements of compensation provided to the named executive officers were base salaries, cash bonuses and broad-based employee benefits. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.
We did not grant equity awards to our named executive officers in fiscal 2021. Historically, we granted awards of stock options to our NEOs under our 2017 Omnibus Equity Incentive Plan (the “2017 Plan”) upon hire and in certain other circumstances. A portion of these awards are subject to time-based vesting while a portion were subject to performance-based vesting, based upon Advent’s receipt of aggregate cash amounts representing certain multiples of Advent’s invested capital (“MOIC”) and subject to the participant’s continued employment or service on the applicable vesting date. In connection with our IPO, stock options subject to time-based vesting will continue to vest in accordance with their terms and a number of stock options subject to performance-based vesting converted into stock options subject to time-based vesting. Certain stock options subject to performance-based vesting that did not convert into time-based vesting stock options were forfeited. However, in connection with the IPO, the forfeiture condition for one tranche of performance-based vesting stock options was waived and, after the IPO, such unvested stock options were converted into stock options subject to time-based vesting. The stock options previously subject to performance-based vesting that converted into stock options subject to time-based vesting are eligible to vest one-third (1/3rd) on each of the first two anniversaries of the IPO and one-third (1/3rd) on the 273rd day following the second anniversary of the IPO.
Annual Cash Bonus
We adopt, on an annual basis, an Executive Bonus Plan for our executive officers and other eligible employees. Each participant is eligible to receive cash bonuses based on the achievement of certain company-based and individual-based performance goals, as determined in the sole discretion of the Compensation Committee. Each participant’s target award is a percentage of such participant’s annual base salary as of the beginning or end of a performance period. To be eligible to earn a bonus under the Executive Bonus Plan, a participant must be employed by us and in good standing on the date the bonus is paid. The Compensation Committee retains the discretion to adjust the annual cash bonus amount upward or downward on a subjective basis to ensure an equitable result. The Compensation Committee exercised its discretion to adjust the annual incentives downward for the fiscal 2021 cash bonus payout under the Executive Bonus Plan.
Employment Arrangements
We are currently party to employment agreements with Christopher A. Tomasso and Eric Hartman, and an offer letter with Henry Melville Hope, III. The material provisions of the employment agreements and offer letter are described below. We are also party to a letter agreement with Kenneth L. Pendery, Jr., the Chairman Emeritus of our Board.
Christopher A. Tomasso
On March 9, 2022, we entered into an employment agreement with Christopher A. Tomasso (the “Tomasso Employment Agreement”). The Tomasso Employment Agreement replaces in its entirety the employment agreement entered into as of August 21, 2017 between Mr. Tomasso and the Company’s subsidiary, First Watch Restaurants, Inc., which agreement was terminated and canceled pursuant to the terms of the Tomasso Employment Agreement. The Tomasso Employment Agreement provides for a one-year term beginning on March 9, 2022, with automatic one-year renewals. The Tomasso Employment Agreement provides that Mr. Tomasso will receive an annualized base salary and is eligible to participate in the Company’s annual cash bonus plan described above. Under the Tomasso Employment Agreement, our Board may, in its discretion, change the amount of Mr. Tomasso’s annualized base salary to such greater amount as it may deem appropriate.
In addition to the above, Mr. Tomasso participates in the employee benefits programs offered by us to our similarly-situated employees.

Mr. Tomasso may terminate the agreement any time with 30 days’ prior written notice, provided, however, we may accelerate Mr. Tomasso’s last day of employment to any date within the 30 day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Tomasso’s employment for death, “disability” or “cause,” as defined in the Tomasso Employment Agreement, by written notice to Mr. Tomasso. Mr. Tomasso may resign with prior written notice for any reason.
If we terminate Mr. Tomasso’s employment without “cause” or Mr. Tomasso terminates his employment for “good cause,” then we must provide Mr. Tomasso with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Tomasso, reimbursement for all expenses properly incurred under the terms of the Tomasso Employment Agreement (the “Accrued Obligations”); (ii) continued payment of Mr. Tomasso’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his termination occurred. These payments (other than the Accrued Obligations) are subject to Mr. Tomasso’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Tomasso’s employment is terminated due to his death or disability, we must provide Mr. Tomasso’s beneficiaries with (i) the Accrued Obligations; (ii) continued payment of Mr. Tomasso’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his death or disability occurred.
For purposes of the Tomasso Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Tomasso’s consent: (i) a material reduction in Mr. Tomasso’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Mr. Tomasso’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Tomasso provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Tomasso Employment Agreement, “cause” means (i) conviction for any crime involving moral turpitude, fraud or misrepresentation or Mr. Tomasso pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Tomasso Employment Agreement or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions by the Board, or refusal or failure to substantially perform his duties and responsibilities under the Tomasso Employment Agreement to the reasonable satisfaction of the Board.
The Tomasso Employment Agreement includes confidentiality, non-compete and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Eric Hartman
We entered into an employment agreement with Eric Hartman (the “Hartman Employment Agreement”) in August 2017. The Hartman Employment Agreement provides for a one-year term beginning on August 21, 2017, with automatic one-year renewals. The Hartman Employment Agreement provides that Mr. Hartman will receive an annualized base salary and is eligible to participate in the Company’s annual cash bonus plan described above. Under the Hartman Employment Agreement, our Board may, in its discretion, change the amount of Mr. Hartman’s annualized base salary to such greater amount as it may deem appropriate.
In addition to the above, Mr. Hartman participates in the employee benefits programs offered by us to our similarly-situated employees.
Mr. Hartman may terminate the agreement any time with 30 days’ prior written notice, provided, however, we may accelerate Mr. Hartman’s last day of employment to any date within the 30 day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Hartman’s employment for death,

“disability” or “cause,” as defined in the Hartman Employment Agreement, by written notice to Mr. Hartman. Mr. Hartman may resign with prior written notice for any reason.
If we terminate Mr. Hartman’s employment without “cause” or Mr. Hartman terminates his employment for “good cause,” then we must provide Mr. Hartman with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Hartman, reimbursement for all expenses properly incurred under the terms of the Hartman Employment Agreement (the “Accrued Obligations”); (ii) continued payment of Mr. Hartman’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Hartman’s annual bonus that Mr. Hartman would have earned for the year in which his termination occurred. These payments (other than the Accrued Obligations) are subject to Mr. Hartman’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Hartman’s employment is terminated due to his death or disability, we must provide Mr. Hartman’s beneficiaries with (i) the Accrued Obligations; (ii) continued payment of Mr. Hartman’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Hartman’s annual bonus that Mr. Hartman would have earned for the year in which her death or disability occurred.
For purposes of the Hartman Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Hartman’s consent: (i) a material reduction in Mr. Hartman’s annual base salary or annual bonus; (ii) any material diminution in Mr. Hartman’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Hartman provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Hartman Employment Agreement, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Hartman pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Hartman Employment Agreement or any material Company policy or work rule; (vii) failure to follow reasonable directions or instructions by our Board, or refusal or failure to substantially perform his duties and responsibilities under the Hartman Employment Agreement to the reasonable satisfaction of the Board.
The Hartman Employment Agreement includes confidentiality, non-compete and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Henry Melville Hope, III
We entered into an offer letter with Mr. Hope in July 2018. Mr. Hope is eligible to participate in the Company’s annual cash bonus plan described above. Mr. Hope is also eligible to participate in the executive health program that includes a concierge doctor. Additionally, Mr. Hope is eligible to receive cell phone reimbursement, fitness reimbursement and reimbursement for documented regular and customary professional licensing fees and expenses. If we terminate Mr. Hope’s employment without “cause,” or if Mr. Hope terminates his employment for “good reason,” then we must provide Mr. Hope with continued payment of his base salary for a period of 12 months, consistent with Company practices. These severance payments are subject to Mr. Hope’s execution and non-revocation of a waiver and release of claims.
For purposes of our arrangement with Mr. Hope, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Hope pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the letter agreement by which Mr. Hope accepted our offer of employment or any material Company policy or work rule; (vii) failure to follow reasonable directions or instructions by the Board, or refusal or failure to substantially perform his duties and responsibilities under the letter agreement by which Mr. Hope accepted our offer of employment to the reasonable satisfaction of the Board.
For the purposes of our arrangement with Mr. Hope, “good reason” means (i) any material diminution in his responsibilities, authorities or duties, or (ii) a relocation of more than 50 miles from his primary work location and primary residence.
Kenneth L. Pendery, Jr.
We previously entered into an employment agreement with Kenneth L. Pendery, Jr. in August 2017. Pursuant to a letter agreement with Mr. Pendery dated February 1, 2021 (the “Letter Agreement”), Mr. Pendery agreed that the prior employment agreement would be terminated effective January 31, 2021 and that all of the parties’ rights and obligations contained in such employment agreement would terminate, including without limitation any severance obligations thereunder. The Letter Agreement provides for Mr. Pendery’s continued employment with the Company as an emeritus member of the Board, effective immediately following January 31, 2021 and for a period of 19 months thereafter (the “Emeritus Board Service Period”). The Letter Agreement provides that Mr. Pendery will not receive any compensation, but will continue to be entitled to Company-provided health insurance, long-term disability and other benefits, including the continued vesting of his stock-based compensation awards as permitted by the 2017 Plan, during the Emeritus Board Service Period. At the end of the Emeritus Board Service Period, Mr. Pendery’s employment with the Company will terminate, at which time Mr. Pendery will be entitled to severance in the amount of $245,000 less required withholdings and deductions in consideration of Mr. Pendery’s Emeritus Board Service Period and other contributions to the Company. On September 19, 2021, the Board amended the vesting schedule applicable to Mr. Pendery’s performance options that convert into time-vesting options in connection with the IPO to provide that all of the converted options will vest on August 1, 2022 and, if Mr. Pendery’s service with the Company terminates as a result of his death or permanent disability, any unvested options will accelerate and fully vest as of the date of termination. The Board also extended the period during which Mr. Pendery may exercise his vested options until the 10th anniversary of the date of grant.
Potential Payments upon Termination or Change in Control
Except as discussed above, no named executive officer has a contractual or other entitlement to severance or other payments upon termination or a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 26, 2021.

	Option Awards
Name	Option grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date
Christopher A. Tomasso	8/31/2017	497,196	538,629	1,035,825	8.45	8/31/2027
Henry Melville Hope, III	7/30/2018	63,924	113,646	177,570	8.45	7/30/2028
	7/31/2019	16,573	52,482	69,055	13.52	7/31/2029
Eric Hartman	8/31/2017	118,380	128,245	246,625	8.45	8/31/2027
A portion of the option awards are subject to time-based vesting in equal installments on each of the first five anniversaries of the applicable grant date, subject to the participant’s continued employment or service on the applicable vesting date and the remaining portion are subject to time-based vesting that vest one-third (1/3rd) on each of the first two anniversaries of the IPO and one-third (1/3rd) on the 273rd day following the second anniversary of the IPO.
2017 Plan
The 2017 Plan provides for the grant of options, stock appreciation rights (“SARs”), restricted stock, and other stock option awards to our directors, and employees, as well as to directors, and employees of any of our subsidiaries or affiliates. The maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 6,138,240. The shares available for issuance under the 2017 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. A total of 4,409,331 shares of our Common Stock are subject to outstanding option awards under the 2017 Plan as of December 26, 2021. We do not intend to grant any further awards under the 2017 Plan.
2021 Equity Incentive Plan
In connection with our IPO, we adopted a new equity incentive plan, the First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides flexibility to motivate, attract and retain the service providers who are expected to make significant contributions to our success and allow participants to share in such success. The principal features of the 2021 Plan are summarized below. The purposes of the 2021 Plan are to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance, and to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating key personnel.
Under the 2021 Plan, we may grant stock options (both incentive and non-qualified), SARs, restricted stock awards, restricted stock units (“RSUs”) and stock-based awards to our employees, officers, non-employee directors or any natural person who is a consultant or other personal service provider to the Company or any of its subsidiaries or affiliates. All awards granted to participants under the 2021 Plan will be represented by an award agreement.
Approximately 4,034,072 outstanding shares of Common Stock as of the consummation of the IPO are available for awards under the 2021 Plan. We refer to the aggregate number of shares available for awards under the 2021 Plan as the “share reserve.” On the first day of each fiscal year, commencing on December 26, 2022 and ending on (and including) December 30, 2030, the share reserve will automatically increase by a number equal to the least of (i) two percent (2%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Common Stock determined by the Board; and (iii) 4,034,072 shares of Common Stock. Within the share reserve, a total of 4.0 million shares of common stock as of the consummation of the IPO are available for awards of incentive stock options.

If any award granted under the 2021 Plan is cancelled, expired, forfeited, or surrendered without consideration or otherwise terminated without delivery of the shares to the participant, then such unissued shares will be returned to the 2021 Plan and be available for future awards under the 2021 Plan.
Shares that are withheld from any award in payment of the exercise, base or purchase price or taxes related to such an award, not issued or delivered as a result of the net settlement of any award, or repurchased by the company on the open market with the proceeds of a stock option will be deemed to have been delivered under the 2021 Plan and will not be returned to the 2021 Plan nor be available for future awards under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding award shall not count against the share reserve.
The 2021 Plan is currently administered by our Compensation Committee, which solely consists of independent directors as determined by our Board in accordance with Nasdaq rules, as appointed by the Board from time to time. The Compensation Committee may delegate authority to one or more officers of the Company to grant awards to eligible persons other than members of the Board or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2021 Plan and under applicable law.
No non-employee director may be granted during any calendar year, awards having a fair value that, when added to all other cash compensation received in respect of service as a member of our Board for such calendar year, exceeds $750,000, provided however such limit is $1,000,000 in the year such director is first elected to serve as a director on the Board.

DIRECTOR COMPENSATION

The Board has approved a compensation framework for our directors that are not employees of the Company and not employees of Advent (“Non-Employee Director Compensation”) for their service on the Board and its committees following the closing of the IPO. The Non-Employee Director Compensation framework includes a $75,000 base retainer; $10,000 for service as a member of the Audit Committee and $20,000 for service as the Audit Committee Chair; $7,500 for service as a member of the Compensation Committee and $15,000 for service as the Compensation Committee Chair; $6,000 for service as a member of the Nominating and Corporate Governance Committee and $10,000 for service as the Nominating and Corporate Governance Committee Chair; and our directors will also receive an annual equity grant beginning in May 2022.

The following table sets forth information concerning the compensation of our directors (other than our CEO) for fiscal 2021. Compensation information for Mr. Tomasso is included in the “Summary Compensation Table” above. Other than as set forth in the table and described herein, during fiscal 2021, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Name	Fees earned or paid in cash ($)	Option awards ($)	All other compensation ($) (1)	Total ($)
Kenneth L. Pendery, Jr.	—	—	49,796	49,796
Ralph Alvarez	80,875	—	—	80,875
Julie M.B. Bradley	80,000	—	—	80,000
William Kussell	77,500	—	—	77,500
Lisa Price	76,500	—	—	76,500
___________________________
(1) For Mr. Pendery, amount includes (a) salary ($35,300) that Mr. Pendery received from the Company’s wholly-owned subsidiary, First Watch Restaurants, Inc., (b) amounts ($2,706) payable to Mr. Pendery in his capacity as an optionholder as credit for certain net operating loss or FICA tip credit carryforwards pursuant to the terms of the merger agreement dated as of July 25, 2017 through which we were acquired by funds affiliated with Advent, and (c) life insurance premiums ($1,350), health insurance premiums ($5,940), and executive physical services ($4,500), that we paid in fiscal 2021 on his behalf. See “Executive Compensation— Employment Arrangements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of First Watch Common Stock beneficially owned by:
•each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•each member of our Board and each of our named executive officers; and
•all members of our Board and our executive officers as a group.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Subject to the paragraph above, the percentage ownership of shares is based on 59,048,446 shares of common stock issued and outstanding as of the Record Date. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 8725 Pendery Place, Suite 201, Bradenton, FL 34201.

	Shares of Common Stock beneficially owned
Name and address of beneficial owner	Number of shares	Percentage of shares
5% stockholders
Funds managed by Advent International Corporation (1)	46,739,784	79.2%
Named executive officers and directors:
Christopher A. Tomasso (2)	709,964	1.2%
Henry Melville Hope, III (3)	81,499	*
Eric Hartman (4)	145,635	*
Kenneth L. Pendery, Jr. (5)	593,130	1.0%
Ralph Alvarez (6)	454,887	*
Julie M.B. Bradley (7)	14,797	*
Tricia Glynn (8)	—	*
William Kussell (9)	199,752	*
Lisa Price (10)	7,893	*
Michael White (8)	—	*
All Board members and executive officers as a group (14 persons)	2,473,855	4.1%
_________________________
* Represents beneficial ownership of less than 1% of our outstanding Common Stock.
(1)Based on information set forth in the Schedule 13G filed with the SEC on February 14, 2022, amount beneficially owned includes: (i) 2,801,208 shares of Common Stock held by Advent International GPE VIII Limited Partnership; (ii) 3,040,469 shares of Common Stock held by Advent International GPE VIII-B-1 Limited Partnership; (iii) 2,267,020 shares of Common Stock held by Advent International GPE VIII-B-2 Limited Partnership; (iv) 3,539,978 shares of Common Stock held by Advent International GPE VIII-B-3 Limited Partnership; (v) 8,543,936 shares of Common Stock held by Advent International GPE VIII-B Limited Partnership; (vi) 1,395,510 shares of Common Stock held by Advent International GPE VIII-C Limited Partnership; (vii) 1,193,501 shares of Common Stock held by Advent International GPE VIII-D Limited Partnership; (viii) 353,680 shares of Common Stock held by Advent International GPE VIII-F Limited Partnership; (ix) 3,133,388 shares of Common Stock held by Advent International GPE VIII-H Limited Partnership; (x) 2,913,665 shares of Common Stock held by Advent International GPE VIII-I Limited Partnership; (xi) 2,863,279 shares of Common Stock held by Advent International GPE VIII-J Limited

Partnership (the funds set forth in the foregoing clauses (i)-(xi), the “Advent VIII Luxembourg Funds”); (xii) 6,570,631 shares of Common Stock held by Advent International GPE VIII-A Limited Partnership; (xiii) 1,329,140 shares of Common Stock held by Advent International GPE VIII-E Limited Partnership; (xiv) 2,254,307 shares of Common Stock held by Advent International GPE VIII-G Limited Partnership; (xv) 1,343,488 shares of Common Stock held by Advent International GPE VIII-K Limited Partnership; (xvi) 1,220,984 shares of Common Stock held by Advent International GPE VIII-L Limited Partnership (the funds set forth in the foregoing clauses (xii)-(xvi), the “Advent VIII Cayman Funds”); (xvii) 103,389 shares of c Common Stock held by Advent Partners GPE VIII Limited Partnership; (xviii) 644,355 shares of Common Stock held by Advent Partners GPE VIII Cayman Limited Partnership; (xix) 124,235 shares of Common Stock held by Advent Partners GPE VIII-A Limited Partnership; (xx) 85,955 shares of Common Stock held by Advent Partners GPE VIII-A Cayman Limited Partnership; and (xxi) 1,017,666 shares of Common Stock held by Advent Partners GPE VIII-B Cayman Limited Partnership (the funds set forth in the foregoing clauses (xvii)-(xxi), the “Advent VIII Partners Funds”).
GPE VIII GP S.à r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership.
Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds. Investment decisions by Advent are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(2)Includes 497,196 shares of Common Stock held by Mr. Tomasso that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(3)Includes 80,499 shares of Common Stock held by Mr. Hope that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(4)Includes 118,380 shares of Common Stock held by Mr. Hartman that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(5)Includes 380,046 shares of Common Stock held by Kenneth L. Pendery, Jr., and his successors, as Trustee U/A with Kenneth L. Pendery, Jr. Dated February 15, 2017, as Amended. Also includes 213,084 shares of Common Stock held by Kenneth L. Pendery, Jr., and his successors, as Trustee U/A with Kenneth L. Pendery, Jr. Dated February 15, 2017, as Amended that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(6)Includes 71,028 shares of Common Stock held by Mr. Alvarez that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(7)Includes 14,797 shares of Common Stock held by Ms. Bradley that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(8)Ms. Glynn and Mr. White are employees of Advent but do not have voting or dispositive power over any shares deemed to be beneficially owned by Advent.
(9)Includes 47,352 shares of Common Stock held by Mr. Kussell that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days. Also includes 57,007 shares of Common Stock held by the Melanie Kussell Irrevocable Trust of 2014 and 57,007 shares of Common Stock held by the David Kussell Irrevocable Trust of 2014.
(10)Includes 7,893 shares of Common Stock held by Ms. Price that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes the equity compensation plans under which our equity securities are authorized for issuance as of December 26, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,409,331	$8.96	4,034,072
Equity compensation plans not approved by security holders	—	—	—
Total	4,409,331	$8.96	4,034,072

_____________________________
(1)The equity compensation plans approved by security holders are the 2017 Plan and the 2021 Plan. The maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 6,138,240. We do not intend to grant any further awards under the 2017 Plan. The initial maximum number of shares available for issuance to participants pursuant to awards under the 2021 Plan is 4,034,072 shares. The aggregate number of shares reserved for awards under the 2021 Plan will automatically increase on the first day of each fiscal year during the term of the 2021 Plan beginning on December 26, 2022 and ending on December 30, 2030 in an amount equal to the least of (i) two percent (2%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding year, (ii) a number of shares of Common Stock determined by the Board; and (iii) 4,034,072 shares of Common Stock.

PROPOSAL 2: AUDITOR RATIFICATION PROPOSAL
PRICEWATERHOUSECOOPERS LLP
PwC has been the independent registered public accounting firm for First Watch since 1999.
Vote Required and Board Recommendation
Although stockholder ratification of the Board’s action in this respect is not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of PwC, the Board may reconsider the appointment.
The vote required for the Auditor Ratification Proposal is a majority of the stock having voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board recommends a vote “FOR” the Auditor Ratification Proposal.
A representative of PwC is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

AUDITOR FEES AND SERVICES
PRICEWATERHOUSECOOPERS LLP
The following table lists the fees for services rendered by PwC for the fiscal years ended December 26, 2021 and December 27, 2020:

	Fiscal Year Ended
	December 26, 2021	December 27, 2020
Audit Fees (1)	$2,190,000	$1,035,000
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	6,650	4,500
Total Fees	$2,196,650	$1,039,500

_____________________________
(1) Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and reviews of our unaudited quarterly consolidated financial statements. This category also includes fees for services incurred in connection with our IPO.
(2) Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
(3) Consists of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and restructuring.
(4) The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for accounting research and disclosure review tools, which we licensed from PricewaterhouseCoopers LLP, during the fiscal years ended December 26, 2021 and December 27, 2020.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.
All services provided by PwC during the fiscal years ended December 26, 2021 and December 27, 2020 were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged PwC as our independent registered public accounting firm to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.
2.The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
3.The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with PwC its independence.
4.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021, for filing with the SEC.
The foregoing has been furnished by the Audit Committee:
Julie M.B. Bradley (Chairperson)
Ralph Alvarez
William Kussell
Michael White

This “Audit Committee Report” is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates it by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transaction Policy
Under our Related Person Transaction Policy, which we adopted upon consummation of our IPO, a “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. The Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect, or ratify such transactions, as applicable.
As set forth in the Related Person Transaction Policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee. Our policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.
We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
There were no transactions since the beginning of our last fiscal year, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

OTHER MATTERS
Stockholders are referred to our Form 10-K for the year ended December 26, 2021 for financial and other information about the Company. In accordance with the rules of the SEC, we are furnishing our proxy materials, including this proxy statement and the Form 10-K, to our stockholders via Internet at https://www.proxyvote.com. In addition, such report and other reports we file with the SEC are available, free of charge, through the Investor Relations section of our website at https://investors.firstwatch.com/financial-information/sec-filings.
Copies of our Form 10-K for the year ended December 26, 2021, including the financial statements and the financial statement schedules (but excluding exhibits and information incorporated by reference), may be obtained without charge by first class mail or other equally prompt means within one (1) business day of receipt of such request by writing to Investor Relations, Attn: Jay Wolszczak, Chief Legal Officer, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, or calling 941-907-9800. The SEC maintains a website that contains our reports, proxy statements, beneficial ownership information and other information that we file electronically with the SEC. The address of such site is http://www.sec.gov.

FIRST WATCH

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FWRG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76458-P66815

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST WATCH RESTAURANT GROUP, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

Vote on Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) William Kussell
02) Lisa Price

The Board of Directors recommends you vote "FOR" proposal 2.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned. **If no direction is made, this proxy will be voted "FOR ALL" on proposal 1 and "FOR" proposal 2.** In their discretion the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D76459-P66815

FIRST WATCH RESTAURANT GROUP, INC.
2022 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Wolszczak and Jody Gale, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of First Watch Restaurant Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via the Internet at 9:00 a.m. Eastern Time on Tuesday, May 24, 2022, at www.virtualshareholdermeeting.com/FWRG2022 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE